Exhibit 5.1

August 4, 2025

Reference: 103568/1

DeepGreenx Group Inc.
22 Vanderbilt Avenue
Suite 7A
New York, NY 10017
United States of America

Dear Sirs/Mesdames:

RE:	DeepGreenX Group Inc.

RE:	F-1 Registration Statement

We are acting as Canadian counsel to DeepGreenX Group Inc., a company incorporated under the federal laws of Canada (the “Company”), regarding the Registration Statement on Form F-1, as amended (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the Registered Shareholders (as this term is defined in the Registration Statement) of up to 93,745,000 common shares in the capital of the Company (the “Registrable Securities”) in connection with the Company’s proposed direct listing of the Registrable Securities on the Nasdaq Global Market.

All capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.

As counsel to the Company, we have participated in the preparation of, and have examined executed copies of the share transfer agreement between the Company and NextGen Exchange Group Inc., a company incorporated under the laws of the Cayman Islands (“NextGen”), dated May 25, 2025 (the “Share Transfer Agreement”).

We have considered such questions of law, examined such statutes, regulations, public records and certificates of government officials and examined originals or copies certified, authenticated or otherwise identified to our satisfaction of such records of corporate proceedings, corporate documents attached to the public records, certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth, including, but not so as to limit the generality of the foregoing, the following:

(a)	a certificate of an officer of the Company dated the date hereof as to certain factual matters concerning the Company (the “Company Certificate”); and

(b)	a certificate of compliance for the Company issued by Innovation, Science and Economic Development Canada on August 1, 2025 (the “Company Certificate of Compliance”).

In our examinations, we have assumed:

(a)	the legal capacity of all individuals, the genuineness of all signatures at all relevant times of any individual and, to the extent that any person has signed a document electronically, such person has applied his or her own electronic signature to the document;

(b)	the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronically transmitted copies, and the authenticity of the originals of such certified, conformed, photostatic, facsimile or electronically transmitted copies;

(c)	the accuracy and completeness of the factual information contained in the Company Certificate and that no act or event has occurred between the date of such certificate and the date hereof that would, in any manner, affect the accuracy or completeness thereof, or its relevance as a basis for any of the opinions set out below;

(d)	the accuracy and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(e)	that the statements made by governmental officials in certificates provided by them (including, without limitation, the Company Certificate of Compliance) were true and correct as at the time they were made and continue to be true and correct from such time to the date of this opinion letter, and are true and correct as at the date hereof;

(f)	the Transferred Shares (as defined in the Share Transfer Agreement) were validly issued prior to May 25, 2025;

(g)	the representations, warranties and acknowledgements of NextGen set forth in the Share Transfer Agreement are true and correct, and have been complied with, including that NextGen had good and valid title to the Transferred Shares, free and clear of all encumbrances whatsoever, and was exclusively entitled to possess and dispose of the Transferred Shares; and

(h)	the Share Transfer Agreement has not been amended or supplemented, either orally or in writing.

We are qualified to practice law in the Province of Ontario, Alberta, British Columbia and Quebec. We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein (in each case in effect as of the date hereof).

The opinions hereinafter expressed are (except where otherwise noted) based upon legislation, rules and regulations in effect on the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

With respect to our opinions below, we have relied, insofar as such opinions relate to questions of fact, upon the Company Certificate.

With respect to the opinion in paragraph 1 below, we have relied solely and without independent verification on the Company Certificate of Compliance.

Based and relying upon the foregoing, we are of the opinion that, on the date hereof:

1.	The Company is a corporation existing under the Canada Business Corporations Act.

2.	The Registrable Securities have been validly issued, fully paid and are non-assessable common shares of the Company.

In addition, subject to the qualifications, assumptions, limitations and understandings set out in the same section of the Registration Statement, the statements contained in the section of the Registration Statement entitled “Taxation – Material Canadian Federal Income Tax Considerations” are our opinion as to the material Canadian federal income tax considerations of the ownership and disposition of the common shares in the capital of the Company as of the date hereof.

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This opinion letter is being issued solely for the benefit of the addressees and is being delivered in connection with the transactions described herein. This opinion letter may not be relied upon by any other persons or in connection with any other transaction or quoted from or referred to in any other documents, without our prior written consent. This opinion letter is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any changes in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” as regards Canadian law in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

(signed) Blake, Cassels & Graydon LLP